UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 18, 2011

PILGRIM'S PRIDE CORPORATION
(Exact Name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1770 Promontory Circle Greeley, CO		80634-9038
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (970) 506-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2011, the Corporation and Mr. Lovette signed an employment agreement (the "Employment Agreement") and restricted stock agreement ("Restricted Share Agreement") effective January 3, 2011 (the "Effective Date")  implementing and replacing the term sheet signed in connection with his offer of employment with the Company.  The basic terms of the Employment Agreement and the Restricted Stock Agreement, which generally follow those set forth in the previously disclosed term sheet, are as follows:

Employment Agreement

Mr. Lovette’s initial rate of base salary will be $1 million per annum and the Company will pay him a cash sign-on bonus of $250,000 within 30 days following the Effective Date.  Mr. Lovette will be obligated to repay the sign-on bonus to the Company, if his employment with the Company ends for any reason prior to December 31, 2011 or he has not established a residence in the vicinity of the Company’s headquarters in Colorado by such date.  In addition, for each full year during the term of employment, Mr. Lovette will be eligible to earn an annual cash bonus under the Company’s Short-Term Incentive Plan, with the bonus for 2011 guaranteed to not be less than $500,000.

Pursuant to the Employment Agreement, the Company will arrange to purchase Mr. Lovette’s current residence in Arkansas on reasonable and customary commercial terms and at a purchase price not to exceed approximately $2.13 million.  Furthermore, the Company will use reasonable efforts to cause Mr. Lovette to be elected or appointed as a member of the Company’s Board of Directors on, or as soon as practicable following, the Effective Date.

The Company agrees to award Mr. Lovette 200,000 restricted shares of Company common stock on or as soon as practicable following the Effective Date.  For more information on this award, see the discussion of the Restricted Share Agreement below.

Mr. Lovette will be an employee-at-will.  If the Company terminates him other than for “Cause” during the Term of Employment, the Company will continue to pay him his base salary for two years following such termination, subject to certain requirements, including the delivery of a customary release.

Restricted Share Agreement

As an inducement to Mr. Lovette’s employment with the Company and Mr. Lovette’s execution of the Employment Agreement, dated January 14, 2011, the Company has awarded Mr. Lovette 200,000 restricted shares of Company common stock.  50% of such shares will vest on the second anniversary of the Effective Date and the remaining shares will vest on the third anniversary of the Effective Date, subject to Mr. Lovette’s continued employment with the Company through the applicable vesting date.  The Company intends that the award of the restricted shares will constitute an “employment inducement award” for purposes of the corporate governance provisions of the New York Stock Exchange Listed Company Manual.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated January 14, 2011 between the Company and William Lovette
10.2	Restricted Share Agreement dated January 14, 2011 between the Company and William Lovette

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM'S PRIDE CORPORATION

Date: January 18, 2010	By:	/S [Gary Tucker]
[Gary Tucker]
[Principal Financial Officer]